EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Corporation Announces $3.3 Million Private Placement With Hodges Small Cap Fund

CARROLLTON, Texas – August 14, 2014 -- Interphase Corporation (NASDAQ: INPH) (the “Company” or “Interphase”), a diversified information and communications technology company, today announced that it has entered into a common stock purchase agreement and registration rights agreement with Hodges Small Cap Fund on August 13, 2014, to sell in a non-brokered private placement 1,367,000 shares of its common stock at a price of $2.45 per share, resulting in gross proceeds to the Company of approximately $3.3 million. The Company intends to use the net proceeds to expedite and expand marketing and product launch activities associated with the introduction of penveu®, to continue to support the growth in its services business, for other working capital needs, and for general corporate purposes. The common stock issued under the purchase agreement will be registered for resale pursuant to a registration statement to be filed by Interphase with the Securities and Exchange Commission.

In order to facilitate the sale of common stock to Hodges and in response to voting guidelines of proxy advisory firms, the Company amended its rights agreement to accelerate the expiration date to August 12, 2014, effectively terminating the Company’s shareholder rights plan as of that date. The rights agreement had originally been scheduled to expire on July 29, 2021. Shareholders are not required to take any action as a result of the expiration of the rights agreement.

“We are extremely pleased to have successfully raised over $3.3 million through this private placement, and we are thrilled to have the tremendous support of such a respected investor as Hodges Small Cap Fund supporting Interphase’s vision,” said Gregory B. Kalush, CEO and President of Interphase.  “We believe that this additional capital will serve to strengthen our balance sheet, and is sufficient to enable us to expand and accelerate the penveu sales strategy and maximize our yield on the tremendous potential that we believe this product creates; we are already hard at work making that potential a reality. We believe the future holds great promise for Interphase."

A copy of the amendment to the rights agreement, the common stock purchase agreement and the related registration rights agreement will be attached as exhibits to the Company’s Current Report on Form 8-K, to be filed on or before August 18, 2014.

About Hodges Small Cap Fund

Utilizing the experienced research team of Hodges Capital Management, the Hodges Small Cap Fund employs a strategy that is focused on investing in specific growth or value opportunities within the small cap segment of the market. These investments are identified through a process of rigorous fundamental analysis across multiple industries. This process often reveals opportunities in stocks that may be overlooked or misunderstood by more conventional approaches.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.